Exhibit 10.13

PROMISSORY NOTE

Borrower:	Super Micro Computer, Inc.	Lender:	Wachovia Commercial Mortgage, Inc.
	980 Rock Ave		1620 East Roseville Parkway, Suite 100
	San Jose, CA 95131		Roseville, CA 95661

Principal Amount: $4,275,000.00	Initial Interest Rate: 5.280%

Date of Note: April 22, 2004	Maturity Date of Note: May 01, 2029

PROMISE TO PAY. Super Micro Computer, Inc. (“Borrower”) promises to pay to Wachovia Commercial Mortgage, Inc. (“Lender”), or order, in lawful money of the United States of America, the principal amount of Four Million Two Hundred Seventy-five Thousand & 00/100 Dollars ($4,275,000.00), together with interest on the unpaid principal balance from the date of disbursement, until paid in full. (Lender acknowledges and agrees that the loan represented by this Note is fully amortized.)

PAYMENT. Subject to any payment changes resulting from changes in the interest rate as set forth herein, Borrower will pay this Note in accordance with the following payment schedule:

One payment of accrued interest only on the first day of the first month following disbursement, at the initial interest rate set forth herein, followed by three hundred (300) consecutive monthly principal and interest payments. The initial interest rate on the unpaid principal balance will be based on the Index (as defined herein) in effect at the time of disbursement, minus 0.125% per annum, plus the Fixed Rate Premium set forth below. The initial payment of principal and interest in the amount of $25,693.55 will commence on the first day of the second month following disbursement.

The initial interest rate will remain fixed for 36 months from the first day of the first month following disbursement (the “initial fixed rate period”). The Fixed Rate Premium is the premium in effect as determined by Lender approximately three (3) business days prior to the date of disbursement. As of the date hereof, the current Fixed Rate Premium for this Note is 1.405% per annum. The initial interest rate on this Note is 5.280% per annum.

Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to any unpaid collection costs and late charges, and any remaining amount to principal. Interest on this Note is computed on a 365/365 simple interest basis; that is, by applying the ratio of the annual interest rate over the number of days in a year, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

INTEREST RATE OPTION. Within ninety (90) days prior to the expiration of the initial fixed rate period, provided Borrower is not in default in the payment of any interest or principal owed to Lender, Borrower will have the option to notify Lender in writing that it has elected to select one of the fixed rate period options then generally offered by Lender, based on the then current Prime Rate, minus 0.125% per annum, plus a “Fixed Rate Premium” or other applicable swap cost then utilized by Lender.

If Borrower fails to notify Lender of its election within ninety (90) days prior to the expiration of the initial fixed rate period, or any subsequent fixed rate period, the Note will automatically convert to a variable interest rate for the remaining term of the Note based on the then current Index, minus 0.125% per annum, and thereafter adjusted quarterly to reflect changes in the Index (with the 0.125% reduction to continue). However, at any time after such automatic conversion, provided that the Borrower is not in default in the payment of any interest or principal owed to Lender, the Borrower shall retain the option to notify Lender in writing that it has elected to select one of the fixed rate period options then generally offered by Lender, based on the then current Prime Rate, minus 0.125% per annum, plus a “Fixed Rate Premium” or other applicable swap then utilized by Lender. Unless otherwise agreed to in writing by Borrower and Lender, the fixed rate option period shall commence no later than thirty (30) days after Borrower gives written notice of its election.

VARIABLE INTEREST RATE. As provided in accordance with the terms and conditions herein, the interest rate on this Note is subject to change from time to time based on changes in an independent index which is the Prime Rate in effect on the first business day of the month in which a change occurs as published in The Wall Street Journal on the next business day (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substantially comparable substitute index after at least thirty (30) days advance written notice to Borrower. Lender will tell Borrower the current Index rate upon Borrower’s request. If at anytime a variable rate is applicable, the interest rate change will not occur more often than each first calendar day of each calendar quarter after the end of the fixed rate period, at which time the rate will be adjusted to reflect the then current Index, and thereafter will begin its quarterly adjustment schedule unless Borrower thereafter elects to select one of the fixed rate options then generally offered by Lender as above provided. The Index currently is 4.000% per annum. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law. Whenever increases occur in the interest rate, Lender, at its option, may do one or more of the following: (A) increase Borrower’s payments to ensure Borrower’s loan will pay off by its original final maturity date, and (B) increase Borrower’s payments to cover accruing interest.

PREPAYMENT FEE. Upon prepayment of this Note, Lender is entitled to the following prepayment fee: The principal balance of this Note may be prepaid upon not less than 30 days’ or more than 90 days’ prior written notice to Lender specifying the

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date on which prepayment is to be made. Upon prepayment of this Note within five years from the date of this Note, whether made before or after default and/or acceleration, Borrower shall pay Lender the Prepayment Consideration described below. “Prepayment” is defined as any payment which by itself, or when combined with payments received within twelve (12) months from the date of the Note or any successive twelve month period (“Note Year”), reduces the principal balance owing on the Note by more than 10% from the outstanding principal balance calculated as of the first day of the Note Year. The Borrower’s option for limited Prepayment is not a cumulative right, and Borrower may not prepay more than 10% of the outstanding principal balance during any Note Year. The Borrower’s failure to make such Prepayment or Prepayments prior to the end of the applicable Note Year waives their limited right of Prepayment for that Note Year.

The “Prepayment Consideration” due to Lender in connection with the prepayment of this Note shall be calculated as follows: (a) during months one (1) through twenty-four (24) the Prepayment Consideration is 5% of the amount of the Prepayment, (b) during months twenty-five (25) through forty-eight (48) the Prepayment Consideration is 4% of the amount of the Prepayment; and (c) during months forty-nine (49) through sixty (60) the Prepayment Consideration is 3% of the amount of the Prepayment. There shall be no Prepayment Consideration due for any Prepayment made after the sixtieth (60) month. If Borrower fails to pay Lender the Prepayment Consideration upon demand, Lender in the exercise of its discretion, may add the Prepayment Consideration owed to the principal balance of the Note.

If a Default Prepayment (defined below) occurs, Borrower shall pay to Lender the entire debt, plus the Prepayment Consideration, if not prohibited by applicable law. Borrower acknowledges that Lender has made the Loan to Borrower in reliance upon Borrower’s intent not to prepay the Loan within five years from the date of this Note, and Borrower agrees that the imposition of such additional sum is reasonable. For purposes of this Note, the term “Default Prepayment” shall mean a prepayment of the principal amount of this Note made after the occurrence of any Event of Default (as defined below) or an acceleration of the maturity date under any circumstances, including, without limitation, an acceleration due to sale of real estate securing this Note, an acceleration due to receipt of inverse condemnation awards, a prepayment occurring in connection with reinstatement of the Security Instruments provided by statute under foreclosure proceedings or exercise of a power of sale, any statutory right of redemption exercised by Borrower or any other party having a statutory right to redeem or prevent foreclosure, any sale in foreclosure or under exercise of a power of sale or otherwise.

By initialing below, Borrower expressly acknowledges and understands that, pursuant to the terms of this Note, it has agreed that it has no right to prepay this Note, in whole or in part, without the Prepayment Consideration. Borrower agrees that it shall be liable to Lender for payment of the Prepayment Consideration, as set forth above, including prepayment upon acceleration of this Note in accordance with its terms. Furthermore, by initialing below, Borrower expressly acknowledges and understands that Lender and its successors and assigns has made or acquired this loan in reliance on the agreements and waiver of Borrower and that Lender, as successors and assigns, would not have made or acquired this loan without such agreements and waiver of Borrower. [INITIALS ILLEGIBLE]. Any Prepayment, in whole or in part, will first be applied to accrued interest and all other sums due Lender before being applied to the outstanding principal balance. Except for the foregoing, Borrower may pay all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to:

Wachovia Commercial Mortgage, Inc.; 1620 East Roseville Parkway, Suite 100; Roseville, CA 95661.

LATE CHARGE. If a payment is 11 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $100.00, whichever is greater, but in no event will said late charge exceed the maximum rate allowed by applicable law.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, at Lender’s option, and if permitted by applicable law, Lender may add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). Upon default, the variable interest rate on this Note shall immediately increase to 16.000 percentage points over the Index, if permitted under applicable law.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment within five (5) days after the date when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

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Environmental Default. Failure of any party to comply with or perform when due any term, obligation, covenant or condition contained in any environmental agreement executed in connection with any loan.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note. In the event of a death, Lender, at its option, may, but shall not be required to, permit the guarantor’s estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Lender, and, in doing so, cure any Event of Default.

Change in Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower. This provision does not apply to transfers of stock among family members made for purposes of estate planning, nor to transfers made in furtherance of creating a publicly held corporation, including specifically stock transfers to underwriting investment bankers.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Cure Provisions. If any default, other than a default in payment is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses, whether or not there is a lawsuit, including attorneys’ fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed by, construed and enforced in accordance with federal law and the laws of the State of California. This Note has been accepted by Lender in the State of California.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Santa Clara County, State of California.

COLLATERAL. Borrower acknowledges this Note is secured by the following collateral described in the security instrument listed herein: a Deed of Trust to a trustee in favor of Lender on real property located in Santa Clara County, State of California. That agreement contains the following due on sale provision: Lender may, at Lender’s option, declare immediately due and payable all sums secured by the Deed of Trust upon the sale or transfer, without Lender’s prior written consent, of all or any part of the Real Property, or any interest in the Real Property. A “sale or transfer” means the conveyance of Real Property or any right, title or interest in the Real Property; whether legal, beneficial or equitable; whether voluntary or involuntary; whether by outright sale, deed, installment sale contract, land contract, contract for deed, leasehold interest with a term greater than three (3) years, lease-option contract, or by sale, assignment, or transfer of any beneficial interest in or to any land trust holding title to the Real Property, or by any other method of conveyance of an interest in the Real Property. If any Borrower is a corporation, partnership or limited liability company, transfer also includes any change in ownership of more than twenty-five percent (25%) of the voting stock, partnership interests or limited liability company interests, as the case may be, of such Borrower. However, this option shall not be exercised by Lender if such exercise is prohibited by applicable law.

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Successor Interests. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

General Provisions. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

SUPER MICRO COMPUTER, INC.

By:	/s/ Charles J. Liang	By:	/s/ Wally Liaw
	Charles J. Liang, President of Super Micro Computer, Inc.		Wally Liaw, Secretary of Super Micro Computer, Inc.